UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
May 29, 2008
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     At the 2008 Annual Meeting of Shareholders of PRG-Schultz International, Inc. (the “Company”), held on May 29, 2008, the shareholders approved the PRG-Schultz International, Inc. 2008 Equity Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Company may grant awards that include stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units and other incentive awards. All awards granted under the Incentive Plan will be governed by separate written agreements between the Company and the participants. The written agreements will specify when the award may become vested, exercisable and payable. No awards may be granted after March 24, 2018, the date which is 10 years after the adoption of the Incentive Plan by the Board.
     The maximum number of shares of common stock that may be issued pursuant to awards under the Incentive Plan is 2,000,000 shares. If any awards expire or are cancelled, terminated or forfeited for any reason other than their exercise, vesting or payment, the shares of common stock subject to such awards will again be available for issuance. In any calendar year, no participant may be granted stock options, stock appreciation rights, restricted stock, restricted stock units, or any combination thereof that relate to more than 500,000 shares. In any calendar year, no participant may be granted an incentive award (i) with reference to a specified dollar limit for more than $1.5 million and (ii) with reference to a specified number of shares of common stock for more than 500,000 shares. The maximum number of shares of common stock that may be issued pursuant to awards, the per individual limits on awards and the terms of outstanding awards will be adjusted as is equitably required in the event of corporate transactions and other appropriate events.
     Any of the Company’s employees or service providers, including any employee or service provider for an Affiliate (as defined in the Incentive Plan), and any non-employee member of the Board of Directors, is eligible to receive an award under the Incentive Plan. However, incentive stock options may only be granted to employees of the Company or an Affiliate. The Compensation Committee (the “Committee”) of the Board of Directors will administer the Incentive Plan. The Committee has the authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the Incentive Plan) as it may consider appropriate.
     A copy of the Incentive Plan is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
     On May 29, 2008, the Committee, following consultation with and approval of the Company’s Nominating and Corporate Governance Committee, granted 5,065 shares of restricted stock and options to purchase 12,027 shares of the Company’s common stock for $9.87 per share, the closing price of the Company’s common stock on May 29, 2008, to each of the Company’s non-employee directors named below:
David A. Cole
Patrick G. Dills
N. Colin Lind
Philip J. Mazzilli, Jr.
Steven P. Rosenberg
     The shares of restricted stock were granted pursuant to the terms and conditions of the Incentive Plan and the form Restricted Stock Agreement for Non-Employee Directors, which is filed as Exhibit 10.2 hereto and incorporated herein by reference. The shares of restricted stock will vest upon the earlier of (i) May 29, 2009, and (ii) the date of, and immediately prior to, the Company’s 2009 annual meeting of shareholders, provided the director has been continuously serving as a member of the Board from the date of grant until the earlier of such times. In addition, the shares will become 100% vested upon a change of control. Unvested shares of restricted stock will be forfeited when a director leaves the Board.
     The options are not considered incentive stock options for tax purposes and were granted pursuant to the terms and conditions of the Incentive Plan and the form of Non-Qualified Stock Option Agreement for Non-Employee Directors, which is filed as Exhibit 10.3 hereto and incorporated herein by reference. The options vest in full upon the earlier of (i) May 29, 2009 and (ii) the date of, and immediately prior to, the Company’s 2009 annual meeting of shareholders, provided the director has been continuously serving as a member of the Board from the date of grant until the earlier of such times. In addition, the options will become 100% vested upon a change of control. Unvested options are forfeited when a director leaves the Board. The options terminate on May 28, 2015, except that vested options held by a director who leaves the Board before a change of control will terminate three years after termination of Board service, if such date occurs before May 28, 2015.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits
     The following exhibits are filed herewith:

10.1	PRG-Schultz International, Inc. 2008 Equity Incentive Plan

10.2	Form of Restricted Stock Agreement for Non-Employee Directors

10.3	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors
SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
	By:	/s/ Victor A. Allums
Victor A. Allums
Dated: June 4, 2008		Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

10.1	PRG-Schultz International, Inc. 2008 Equity Incentive Plan

10.2	Form of Restricted Stock Agreement for Non-Employee Directors

10.3	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors